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                                                                    EXHIBIT 11.0



                              NATIONAL REALTY, L.P.
                         A DELAWARE LIMITED PARTNERSHIP
                        Computation of Earnings Per Unit



                                                                        Three Months Ended
                                                                             March 31,
                                                                 -------------------------------
                                                                      1998              1997
                                                                 -------------     -------------
                                                                        (dollars in thousands,
                                                                          except per unit)
Net income (loss) ..........................................     $         508     $        (227)

   Less - General Partner's 1.99% Interest .................                10                (5)
                                                                 -------------     -------------

Net income (loss) allocable to Limited Partner .............     $         498     $        (222)
                                                                 =============     =============



Earnings Per Unit
   Net income (loss) .......................................     $         .08     $        (.04)
                                                                 =============     =============



Weighted average units of limited partner interest
   used in computing earnings per unit .....................         6,323,438         6,319,884
                                                                 =============     =============